Exhibit 99.1

DISNEY HOURLY SAVINGS AND

INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statement of Changes in Net Assets Available for Benefits For the year ended December 31, 2006	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) As of December 31, 2006	11

Schedule H, line 4a – Schedule of Delinquent Participant Contributions For the year ended December 31, 2006	12

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the Disney Hourly Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Los Angeles, California

June 21, 2007

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2006	2005
Assets
Investments in Master Trust:
At fair value:
The Walt Disney Company Common Stock Fund	$16,242	$9,618
Shares of registered investment companies:
Fidelity Growth & Income Portfolio Fund	2,994	2,198
Fidelity Institutional Money Market Fund	4,512	2,926
Fidelity Cap Appreciation Fund	5,480	3,955
Fidelity Asset Manager Fund	2,231	1,727
Fidelity Diversified International Fund	4,601	2,524
Fidelity Freedom Income Fund	97	47
Fidelity Freedom 2000 Fund	27	14
Fidelity Freedom 2010 Fund	575	252
Fidelity Freedom 2020 Fund	705	299
Fidelity Freedom 2030 Fund	641	302
Fidelity Freedom 2040 Fund	557	258
Fidelity US Equity Index Pool	1,889	1,439
Fidelity Freedom 2005 Fund	54	66
Fidelity Freedom 2015 Fund	882	391
Fidelity Freedom 2025 Fund	698	328
Fidelity Freedom 2035 Fund	634	282
PIMCO Total Return Fund	2,661	1,975
Baron Growth Fund	2,102	1,111
Ariel Appreciation Fund	1,128	806
Sequoia Fund	4,646	3,350
Calamos Growth A	4,395	3,434
Vanguard Mid-Cap Index Fund – Institutional Class	1,269	637
Royce Low Priced Stock Fund	1,069	321
Tamarack Enterprise I Fund	1,108	875
Participant loans	1,705	995

Total investments	62,902	40,130

Receivables:
Participant contributions	1	1
Employer contributions	74	143
Interest and dividend income	144	106

Total receivables	219	250

Net assets available for benefits	$63,121	$40,380

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2006
Additions to net assets attributed to:
Plan’s interest in Master Trust’s investment income:
Dividends	$2,867
Interest	82
Net appreciation in fair value of investments (Note 3)	5,501

8,450

Contributions:
Participant	13,218
Employer	3,297

16,515

Total additions	24,965

Deductions from net assets attributed to:
Benefits paid to participants	2,199
Administrative expenses (Note 5)	25

Total deductions	2,224

Net increase	22,741
Net assets available for benefits:
Beginning of year	40,380

End of year	$63,121

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1. Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Hourly Savings and Investment Plan (the “Plan”) effective as of June 1, 2000. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (ESOP) that provides employees the opportunity to participate in the performance, both positive and negative, of The Walt Disney Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Effective January 1, 2005, participation in the Plan is available to all domestic hourly employees of the Company and its subsidiaries who are not covered by a collective bargaining agreement, or who are covered by a collective bargaining agreement that provides for their participation in the Plan. Prior to January 1, 2005, participation in the Plan was only available to certain domestic hourly employees of the Company and its subsidiaries who were covered by a collective bargaining agreement providing for their participation in the Plan, or who were employed at the Disneyland Resort.

Effective July 1, 2004, eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of service, Company matching contributions begin. Prior to July 1, 2004, participants were required to complete a year of service with 750 hours before they could enroll and begin making contributions and receive Company matching contributions.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

Contributions

Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Contributions (continued)

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions. Effective as of October 1, 2004, participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds. If no election is made, Company matching contributions are invested in the Company’s common stock.

Income earned on Participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting

Participants are fully vested immediately in their own contributions. Effective January 1, 2005 participants are fully vested immediately in their Company matching contributions. Prior to January 1, 2005 participants were fully vested in their Company matching contributions after they had completed three years of service with the Company.

Investments

Participants may direct the investment of their employee contributions and any Company-matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their pre-tax contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s severance date, unless the participant elects to rollover the distribution into an IRA or another qualified plan. If no election is made, the vested account balance will be distributed to the participant less 20 percent for federal tax withholding. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in-service withdrawals, up to 100% of the participant’s account, are available after reaching age 59  1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is determined monthly based on the prime rate plus one percent.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Master Trust. Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

3. Investments

The following are investments within the Master Trust that represent 5% or more of the Plan’s net assets at December 31:

	2006	2005
The Walt Disney Company Common Stock Fund	$16,242	$9,618
Fidelity Growth & Income Portfolio Fund	*	2,198
Fidelity Institutional Money Market Fund	4,512	2,926
Fidelity Cap Appreciation Fund	5,480	3,955
Fidelity Diversified International Fund	4,601	2,524
Sequoia Fund	4,645	3,350
Calamos Growth A	4,395	3,434

*	Fund under 5% of the Plan’s net assets for the year.

During 2006, the Plan’s investments within the Master Trust (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

The Walt Disney Company Common Stock Fund	$4,425
Shares of registered investment companies, money market fund, and common/collective trust fund	1,076

$5,501

4. Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated February 10, 2006, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company intends to file for a new determination letter in the future in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2005-66. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

5. Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $25,354 for the year ended December 31, 2006. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $15,520 of administrative expenses on behalf of the Plan for the year ended December 31, 2006. Such transactions with the Company qualify for a statutory exemption. Furthermore, participant loans are considered party-in-interest transactions thus they qualify for statutory exemption.

The Plan also offers the Disney Stock Fund investment option. The Disney Stock Fund is designed primarily for investment in common stock of the Company. Transactions in this investment qualify as exempt party-in-interest transactions.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

	December 31,
	2006	2005
Net assets available for benefits per the financial statements	$63,121	$40,380
Amounts allocated to withdrawing participants	—	(26)

Net assets available for benefits per Form 5500	$63,121	$40,354

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

For the Year Ended December 31, 2006
Benefits paid to participants per the financial statements	$2,199
Add: Amounts allocated to withdrawing participants at December 31, 2006	—
Less: Amounts allocated to withdrawing participants at December 31, 2005	(26)

Benefits paid to participants per Form 5500	$2,173

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

7. Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Disney 401(k) Master Trust (the “Master Trust”), which also includes the assets of the Disney Salaried Savings and Investment Plan, and the ABC, Inc. Savings & Investment Plan, which are defined contribution plans sponsored by the Company or one of its subsidiary companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 2% and 2% at December 31, 2006 and 2005, respectively. Investment income of the Master Trust for the year ended December 31, 2006 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2006 the Master Trust’s purchases and sales of The Walt Disney Company common stock were $125,902,428 and $191,706,633, respectively.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7. Investment in Disney 401(k) Master Trust (continued)

Investments held by the Master Trust are as follows:

	December 31,
	2006	2005
Investments, at fair value:
The Walt Disney Company Common Stock Fund	$857,479	$654,173
Shares of registered investment companies, money market fund, and common/collective trust fund	1,929,801	1,631,982

Total	$2,787,280	$2,286,155

The investment income of the Master Trust is as follows:

For the Year Ended December 31, 2006
Investment income:
Interest and dividends	$149,767
Net appreciation in fair value of investments	304,373

Total	$454,140

The net appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

For the Year Ended December 31, 2006
Net appreciation:
The Walt Disney Company Common Stock Fund	$268,189
Shares of registered investment companies, money market fund, and common/collective trust fund	36,184

Total	$304,373

8. Subsequent Event

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged into Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel Common Stock for each share of Disney Common Stock they held as of the record date of the transaction, June 6, 2007. After the merger, the Citadel Common Stock Fund (“Citadel Stock Fund”) was added as a new investment fund to the Plan. The shares of Citadel Common Stock that were received by the Plan are included in the Citadel Stock Fund.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

9. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for the Plan’s 2008 plan year, although early adoption is permitted. The Plan Administrator is currently assessing the potential effect of SFAS 157 on the Plan financial statements.

In September 2006, the U.S. Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 was implemented during the Plan’s year ended December 31, 2006. The adoption of SAB 108 had no impact on the Plan’s financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 026

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2006

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value
*	Participant loans	Interest rates range from 5.0% to 9.25% and maturing between January 2007 and June 2015.	$1,705,470

*	A party-in-interest for which a statutory exemption exists.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 026

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$1,474	$1,474

Participant Loan Repayments Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$175	$175